Exhibit 99.1

 T. W. LAQUAY DREDGING, INC.

FINANCIAL STATEMENTS AND SUPPLEMENTARY INFORMATION (AS RESTATED)

FOR THE YEAR ENDED DECEMBER 31,2008

Garland R. Sandhop Certified Public Accountant Edna, Texas

TABLE OF CONTENTS

       PAGE
ACCOUNTANT'S REPORT

Independent Auditor's Report                                                                                                                                                          1

FINANCIAL STATEMENTS
Balance Sheet	2-3
Statement of Income	4
Statement of Cash Flows	5-6
Notes to Financial Statements	7-12

********

GARLAND R. SANDHOP
CERTIFIED PUBLIC ACCOUNTANT

MEMBER OF                                                                                                                                                 (361) 782-5213
TEXAS SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS                                                                                                                                                     608 NORTH WELLS -EDNA, TEXAS 77957
AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS                                 FAX -(361) 782-5135

Independent Auditor's Report

To the Board of Directors and Stockholders
of T. W. LaQuay Dredging, Inc.

We have audited the accompanying balance sheet of T. W. LaQuay Dredging, Inc. (a Texas S corporation), as of December 31, 2008, and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T. W. LaQuay Dredging, Inc., as of December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

s/ Garland R. Sandhop
Certified Public Accountant
May 20,2009

Financial Statements

T.W. LAQUAY DREDGING, INC.
BALANCE SHEET
DECEMBER 31, 2008

ASSETS
CURRENT ASSETS
Cash on hand and in banks	1,938,365.47
Certificates of deposit	28,690.47
Contract receivables	1,073,121.77
Costs and earnings in excess of billings	869,620.74
Prepaid expenses	2,650,396.46
Advances	11,833.24
Total current assets		6,572,028.15

PROPERTY, EQUIPMENT AND VEHICLES
Land	882,172.88
Equipment	25,687,336.26
Leasehold improvements	1,128,529.33
Office furniture, fixtures and equipment	219,246.12
Vehicles	825,295.91
Accumulated depreciation	(6,199,930.68)
Total propery, equipment and vehicles		22,542,649.82

OTHER ASSETS
Prepaid loan costs	35,000.00
Amortization of prepaid loan costs	(18,750.00)
Total other assets		16,250.00

TOTAL ASSETS		29,130,927.97

T.W. LAQUAY DREDGING, INC.
BALANCE SHEET
DECEMBER 31, 2008

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	1,102,898.21
Billings in excess of costs and earnings	1,532,793.04
Insurance payable	2,259,025.42
Payroll liabilities	404,914.87
Sales tax payable	0.00
Interest payable	41,471.22
Notes payable – current portion	3,053,545.06
Total current liabilities		8,394,647.82

LONG-TERM LIABILITIES
Notes payable – long-term portion	9,183,461.05
Rent payable – shareholders	120,000.00
Total long-term liabilities		9,303,461.05

TOTAL LIABILITIES		17,698,108.87

SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 500,000 shares authorized, 1,950 issued and outstanding	19.50
Paid in surplus	1,848,454.48
Retained earnings	9,584,345.12
Total shareholders’ equity		11,432,819.10

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		29,130,927.97

T.W. LAQUAY DREDGING, INC.
STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2008

INCOME
Completed contracts
Revenues	9,566,054.07
Costs	(4,470,959.99
Total		5,095,094.08

Contracts in progress
Revenues	12,713,419.73
Costs	(7,583,315.16)
Total		5,130,104.57

GROSS PROFIT		10,225,198.65

OPERATING EXPENSES (Schedule)		(9,613,632.47)

NET INCOME BEFORE OTHER INCOME		611,566.18

OTHER INCOME
Grant income – TCEQ	1,192,255.64
Gain (Loss) on sale of assets	(17,132.80)
Interest income	1,228.43
Other income	500,990.55
Other job income	109,054.26
Total		1,786,396.08

NET INCOME (LOSS)		2,397,962.26

RETAINED EARNINGS, JANUARY 1, 2008		7,636,220.18

Distributions to shareholders		(449,837.32)

RETAINED EARNINGS, DECEMBER 31, 2008		9,584,345.12

T.W. LAQUAY DREDGING, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	22,647,100.49
Cash paid to suppliers and employees	(20,508,735.15)
Interest paid	(638,101.12)
Interest income	1,228.43
Miscellaneous income	610,044.81
Sale of assets	(17,132,80)
Grant income – TCEQ	1,192,255.64
Net cash provided (used) by operating activities		3,286,660.30

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of assets	37,132.80
Purchase of capital assets	(8,663,648.66)
Investments	(1,228.43)
Net cash provided (used) by investing activities		(8,627,744.29)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings	9,026,574.29
Debt Reduction	(4,936,515.42)
Distributions to shareholders	(449,837.32)
Net cash provided (used) by financing activities		3,640,221.55

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		(1,700,862.44)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		3,639,227.91
CASH AND CASH EQUIVALENTS AT END OF PERIOD		1,938,365.47

T.W. LAQUAY DREDGING, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31,2008

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED
BY OPERATING ACTIVITIES

Net income (loss)		2,397,962.26
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,240,478.26
Amortization of prepaid loan costs	2,500.00
(Increase) Decrease in contract receivables	367,626.69
(Increase) Decrease in costs and earnings in excess of billings	(311,689.82)
(Increase) Decrease in prepaid expenses	(299,669.57)
(Increase) Decrease in advances	(1,833.24)
Increase (Decrease) in accounts payable	(1,764,976.96)
Increase (Decrease) in billings in excess of costs and earnings	1,458,624.07
Increase (Decrease) in insurance payable	(119,083.22)
Increase (Decrease) in payroll liabilities	187,002.69
Increase (Decrease) in accrued interest payable	9,719.17
Increase (Decrease) in rent payable	120,000.00
Total adjustments		888,698.04

NET CASH PROVIDED BY OPERATING ACTIVITIES		3,286,660.30

Notes to the Financial Statements

T.W. LAQUAY DREDGING. INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31,2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity:

The Corporation is engaged in marine dredging and construction. The work is performed under fixed-price contracts and unit-price contracts. The lengths of the contracts vary but are typically less than one year.

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Method of Accounting

The accrual method of accounting is used for tax reporting and for financial reporting.

Cash and Cash Equivalents:

Cash and cash equivalents consist of cash and highly liquid temporary cash investments of three months or less.

Receivables:

It is the policy of the Corporation to write off doubtful receivables directly to expense when deemed uncollectible. The effect of this method does not differ materially from generally accepted accounting principles. No receivables have been written off for the year ended December 31,2008.

Property and Equipment:

Property and equipment are carried at cost. A provision for depreciation of property and equipment of $1,240,478.26 for the year ended December 31, 2008 has been computed using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Buildings and improvements                                             31.5 Years

Automobiles and trucks                                                         5 Years

Tools and equipment                                                         5-20 Years

Office equipment and furniture                                            10 Years

For federal income tax purposes, depreciation is computed using the accelerated methods allowed. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for normal maintenance and repairs are charged to expense when incurred.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Financial Instruments

The following methods and assumptions were used by the Corporation to estimate the fair values of financial instruments as disclosed herein:

T.W. LAQUAY DREDGING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31,2008

Cash and equivalents: The carrying amount approximates fair value because of the short period to maturity of the instruments.

Short-term borrowings: The carrying amount approximates fair value since the interest rate fluctuates with the lending bank's prime rate.

Long-term debt: The fair value of long-term debt is estimated based on interest rates for the same or similar debt offered to the Corporation having the same or similar remaining maturities and collateral requirements.

Revenues and Costs Recognition:

The Corporation recognizes revenues for financial and tax purposes from fixed-price construction contracts on the percentage-of-completion method. Under this method, profits from construction contracts are recognized by applying percentage of completion to the total estimated profit for each respective contract. The percentage of completion is determined by the percentage of cost incurred to date to total cost for each contract. Unbilled income represents the excess of contract costs and profit recognized over billings to date on certain contracts.

Revenues from unit-price dredging contracts are recognized on the estimated number of units excavated. The estimated number of cubic yards excavated is determined by engineering surveys.

Other revenues and expenses are recorded on the accrual basis. Revenues are reported when earned and expenses are deducted when incurred.

2. CONCENTRATION OF CREDIT RISK

The Corporation has no cash deposits in financial institutions which exceed the insured amounts as of December 31, 2008. The financial institutions are participating in the FDIC's Transaction Account Guarantee Program. All non-interest-bearing transaction accounts are fully guaranteed by the FDIC. Management does not believe that receivables are concentrated so as to create a credit risk.

3. CONTRACT RECEIVABLES

December 31, 2008

Contract receivables consist of:
Billed:
Completed contracts                                                                                     146,512.13
Contracts in progress                                                                                    926,609.64
Total                                                                                  1,073,121.77
Unbilled:
Completed contracts                                                                                        0.00
Contracts in progress                                                                                       0.00
Total                                                                                    0.00

Total Contract Receivables                                                                   1,073,121.77

4. PREPAID EXPENSES

Prepaid expenses consist of prepaid insurance of $2,650,396.46 as of December 31,2008.

T.W. LAQUAY DREDGING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31,2008

5. PAYROLL LIABILITIES

As of December 31, 2008, the company had liabilities relating to payroll for accrued payroll and taxes for $404,914.87.

6. NOTES PAYABLE

Notes payable at December 31, 2008 consist of the following:
Note payable to NewFirst National Bank, secured by equipment, payable in monthly installments of $95,750.00 through July 9, 2014, with interest of 7.75%.	5,190,976.16
Note payable to NewFirst National Bank, secured by equipment, advancing line of credit in the amount of $1,081,295.85 payable in monthly installments of interest only through July 9, 2009, with adjustable interest at the prime rate currently 3.25%.	1,081,295.85
Note payable to NewFirst National Bank, secured by real estate, with adjustable interest at the prime rate, currently 3.25% revolving credit up to $1,000,000.00.	1,000,000.00
Note payable to First National Bank, secured by certificates of deposit held by shareholders, payable in full on April 3, 2009, with stated interest of 4.75%.	100,000.00
Note payable to Seaport Bank, secured by certificates of deposit held by shareholders, payable in full on March 15, 2009, with stated interest of 3.74%.	100,000.00
Note payable to NewFirst National Bank, secured by real estate, Baytown, Texas with stated interest of 7.75%. Monthly payments are $7,000.74.	714,184.10
Note payable dated November 5, 2008 to NewFirst National Bank secured by Dredge linda LaQuay, advancing line of credit up to $7,500,000.00. Current balance is $4,050,550.00. Payable interest only for first 12 months at variable rate with a 6% fioor and 7.5% ceiling. Payments $89,000.00 beginning December 5, 2009.	4,050,550.00
Total notes payable	12,237,006.11
Less current portion	3,053,545.06
Long-term debt	9,183,461.05

The maturity of the notes payable is as follows:

December 31,
2009                   3,053,545.06
2010                  1,820,309.79
2011                  1,842,590.70
2012                  1,973,712.77
2013                  2,114,325.64
        2014 and after                  1,432,522.15

         12,237,006.11

7. INTEREST EXPENSE

Interest expense for the year ended December 31,2008 was $638,101.12.

T.W. LAQUAY DREDGING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31,2008

8. INCOME TAXES

The Corporation reports its taxable income as a Subchapter S Corporation under provisions of Sections 1371 and 1372 of the Internal Revenue Code. Under this election, taxable income of the Corporation is reported on the tax returns of its shareholders. As a result, the Corporation has not provided for federal income taxes as of December 31,2008.

9. TAX DISCLOSURE -PASS THROUGH ENTITIES

Taxable income is reported on the federal tax returns of individual owners/shareholders/members. Accordingly, no provision has been made for federal income tax in the accompanying financial statements.

The amount of taxable income to owners/shareholders/members at December 31,2008 is $365,622.02. For the year ended December 31, 2008, the company had distributions of $449,837.32 to its owners/shareholders/members. Subsequent to December 31, 2008, management will have to make distributions for income taxes.

Due to various timing differences, income is recognized in different periods for tax reporting purposes than for financial statement purposes. The deferred taxable income and the resulting deferred taxes that would have been recognized if the company were not considered a pass through entity are comprised of the following:

Timing Differences                                                      Deferred Taxes

Contract income recognition differences:                                             0.00                                                                   0.00

Differences in depreciation methods:                                      6,637,890.58                                                      2,256,882.80

Other timing differences:                                                              150,000.00                                                            51,000.00

Totals:                                                                                          6,787,890.58                                                        2,307,882.80

10. COMMITMENTS AND CONTINGENCIES

The Corporation is currently the plaintiff in a lawsuit against Anthony Crane Rental of Texas, L.P. dba Maxim Crane Works. This lawsuit involved an accident whereby a Maxim Crane Works operator caused damage to a crane that had been rented by the Corporation. The Corporation filed a Declaratory Judgment Act seeking to establish that the rental agreement they signed did not indemnify the Defendants for the defendant's own negligence. Maxim Crane Works has countersued the Corporation for breach of contract under the lease agreement for $97,037.39 in damages plus attorney fees and court costs. The case has been on file since November 8, 2001 and very little legal work was done on the case in 2002. There was no action by either the Plaintiff or the Defendant on the lawsuit during the calendar years 2003 -2006 and the Corporation and legal counsel hope to have the case dismissed if it remains dormant. It is difficult to predict the likelihood of the outcome of this case; however, the range of potential loss would probably be in the maximum range of $150,000.00 if Maxim Crane Works were to prevail on their claim and receive their attorney fees from the Court.

We are not aware of any other material claims pending against the Corporation.

11. LEASING ARRANGEMENTS AND OTHER RELATED PARTY TRANSACTIONS

The following transactions occurred between the Corporation and other affiliated corporations or related parties:

T.W. LAQUAY DREDGING,INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31,2008

Land and buildings in Port Lavaca are leased from officers and major shareholders. The monthly rent is $10,000.00. Rents accrued for the year ended December 31,2008 were $120,000.00.

12. EMPLOYEE BENEFITS

The Corporation provides a medical insurance plan to employees through Pacific Life & Annuity. The cost of this plan for the year ended December 31,2008 was $352,780.67.

The plan summary is as follows:

Deductible Network Non-network	$500 $1,000
In-Network Benefit Out of Network Benefit	70% 50%
Maximum Out of Pocket Network Non-network	$3,000 individual $6,000 individual
Doctor Co-pay Rx Co-pay	$25 $5 -generic I $9 brand name

13. BACKLOG

The following schedule summarizes changes in backlog on contracts obtained during the year ended December 31, 2008. Backlog represents the amount of revenue the Corporation expects to realize from work to be performed on contracts in progress at period-end and from contractual agreements on which work has not yet begun.

December 31, 2008
Backlog balance at January 1	6,284,565.18
New contracts during the period	37,573,757.20
Total	43,858,322.38
Less contract revenue earned during the period	22,225,408.13
Backlog balance at December 31	21,632,914.25

The Corporation entered into additional contracts of $25,207,833.75 between December 31, 2008 and the date of this report.

14. SUBSEQUENT EVENTS

There were no subsequent events that would have a material effect on the financial statements for the year ended December 31, 2008.

T.W. LAQUAY DREDGING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008

15. RISK MANAGEMENT

The Company is exposed to various risks of loss related to torts, theft, damage or destruction of assets, errors, and omissions, injuries to employees, and natural disasters. There were no significant reductions in coverage in the past year and there were no settlements exceeding coverage for each of the past three years. See subsequent events.

16. COMPENSATED ABSENCES

The Company has no liabilities for vacation days or sick days. Employees cannot accumulate days.

17. TCEQ -EMISSIONS REDUCTION INCENTIVE GRANT

The Company received a grant of $2,732,866.00 from the Texas Commission on Environmental Quality to install equipment in a dredge that would reduce emissions. The agreement was made in 2006. The Company received $1,192,255.64 in 2008. On April 28, 2009 the final payment of $1,540,610.36 was approved and will be paid. The proceeds will be used to pay a note payable to NewFirst National Bank for advances used to pay for the equipment installed. The note balance is short term and has a balance of $1,081,295.85 as of December 31, 2008.